Hennessy Advisors, Inc. Announces Second Quarter Earnings of $0.06 Per Share and Declares Quarterly Dividend

NOVATO, Calif., May 6, 2011 /PRNewswire/ -- Hennessy Advisors, Inc. (OTCBB: HNNA) today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.06 for the second quarter which ended March 31, 2011. At the same time, the Board of Directors of Hennessy Advisors, Inc. declared a quarterly cash dividend of 2.5 cents per share. The dividend will be paid on June 9, 2011 to shareholders of record as of May 19, 2011. While total assets under management decreased approximately 5%, there were very small changes to average assets and total revenue versus the prior comparable period. However, net income increased by 58% and earnings per share increased by 50% during the same period due to a reduction in expenses.

"We are pleased to report our quarterly earnings and to announce our quarterly dividend. The company is once again showing an improvement in earnings versus the prior comparable period," said Neil Hennessy, President, Chairman and CEO of Hennessy Advisors, Inc. "This first three months of 2011 were a turbulent time for the world and for the financial markets. The long term effects of the devastating earthquake in Japan combined with the unrest in North Africa and the Middle East created uncertainty around the world, but most US investors experienced modest to strong gains for the period. Here at Hennessy Advisors we remain steadfastly focused on our long range business plan and on operating as leanly as possible. We are committed to bringing consistent results to our shareholders. I believe that even through all this global uncertainty, the United States economy is continuing on its road to a steady recovery and that the major financial indices will have solid returns this year," he added.

Hennessy Advisors, Inc.
Financial Highlights
Period to Period

	Three Months Ended
Second Quarter	Mar. 31, 2011	Mar. 31, 2010	$ Change	% Change
Total Revenue	$ 1,979,120	$ 1,900,660	$ 78,460	4.1%
Net Income	$ 331,473	$ 210,239	$ 121,234	57.7%
Earnings per share (diluted)	$ 0.06	$ 0.04	$ 0.02	50.0%
Weighted Average number of
shares outstanding (diluted)	5,699,491	5,714,272	(14,781)	-0.3%
Mutual Fund Average Assets
Under Management	$ 923,393,589	$ 923,012,490	$ 381,099	0.0%

At Period Ending Date	Mar. 31, 2011	Mar. 31, 2010	$ Change	% Change
Mutual Fund Total Assets
Under Management	$ 915,830,324	$ 960,815,825	$ (44,985,501)	-4.7%
Retained Earnings	$ 15,132,068	$ 14,692,304	$ 439,764	3.0%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager of a wide range of both domestic and international equity products. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy

http://www.profnetconnect.com/neil_hennessy

CONTACT: Terry Nilsen of Hennessy Advisors, Inc., 1-800-966-4354, +1-415-899-1555